Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement (Form S-8 No. 333-47796) pertaining to the PolyOne Retirement Savings Plan - A of our report dated June 21, 2004, with respect to the financial statements of the PolyOne Retirement Savings Plan-A included in this Annual Report (Form 11-K) for the year ended December 31, 2003.

/s/ Ernst & Young LLP

Cleveland, OH
June 22, 2004